CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock)

KEYSTONE MINES LIMITED

We, the undersigned, Stephane Solis, President and John Fraser, Secretary of Keystone Mines Limited, do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 10th day of January 2003, adopted a resolution to amend the original articles as follows:

Article "First" is hereby amended to read as follows:

FIRST: The name of the corporation is C-Chip Technologies Corporation.

That on the 28th day of February, 2003, the shareholders of the corporation approved the foregoing resolution. The number of shares of the corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation was 25,223,960; that the said change and amendment have been consented to and approved by the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Stephane Solis
Stephane Solis, President

/s/ John Fraser
John Fraser, Secretary